Exhibit 10.45

BRE PROPERTIES, INC.

PERFORMANCE STOCK AWARD AGREEMENT

This Performance Stock Award Agreement (this “Agreement”), dated as of February 14, 2005 (the “Grant Date”), is entered into by and between BRE Properties, Inc., a Maryland Corporation (the “Company”), and                              (“Employee”).

BACKGROUND

The Company and Employee entered into an Amended and Restated Employment Agreement dated as of January 1, 2005 (the “Employment Agreement”), which provides that, at the discretion of the Compensation Committee of the Board of Directors of the Company (“Committee”), Employee is eligible to receive long term incentive awards.

The Company has established the 1999 BRE Stock Incentive Plan (“Plan”), to provide long term incentive awards, among other things.

The Committee has determined that Employee be granted shares of Common Stock of the Company (“Common Stock”) under the Plan subject to the restrictions stated below and as hereinafter set forth.

The Company and Employee intend that the grant of the portion of shares of Common Stock subject to vesting pursuant to Sections 4.2 and 4.3 of this Agreement qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. Terms of Plan. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Plan. Employee confirms and acknowledges that Employee has received and reviewed a copy of the Plan and the Information Statement, dated as of the Grant Date, with respect to the Plan. Employee and the Company agree that the terms and conditions of the Plan are incorporated in this Agreement by this reference.

2. Main Grant of Shares. Subject to the terms and conditions of this Agreement and of the Plan, including without limitation the vesting provisions set forth in Sections 3 and 4, the Company hereby grants to Employee                              shares of Common Stock (the “Shares”) under the Plan which number of Shares shall be subject to adjustment pursuant to Sections 11 and 12. The Shares shall be deemed “Restricted Shares” under the Plan.

3. Time Vesting of Shares. At each of the first five anniversaries of the Grant Date, subject to continuous employment with the Company, 2% of the Shares, subject to adjustment pursuant to Section 12, shall vest and become free of any restriction pursuant to this Agreement.

4. Performance Shares.

4.1. Definitions. For the purposes of this Agreement the following terms shall have the following meaning:

(a) “Absolute TSR” shall mean the Company’s compound annual Shareholder Return during the Performance Period as determined on the last day of the Performance Period.

(b) “EVA Spread” shall mean the amount by which the Performance Period ROIC exceeds the Performance Period WACC.

(c) “FFO” shall mean Funds from Operations as is reported by the Company in accordance with the White Paper on Funds From Operations, produced by the National Association of Real Estate Investment Trusts, Inc., excluding items reported by the Company as other expenses on its financial statements (which other expenses shall include non-recurring gains on land sales); provided, however, that if the methodology for determining Funds from Operations shall change due to changes in underlying accounting principles or their application or otherwise, then the Committee may, in its sole discretion, appropriately adjust the calculation of FFO to make each year’s computation comparable from accounting period to accounting period.

(d) “FFO Growth” shall mean the compound average growth rate, expressed as a percentage, during the Performance Period in the FFO per share of Common Stock.

(e) “Goals” shall mean the performance goals for FFO Growth, Relative TSR, Absolute TSR and EVA Spread set forth on Exhibit A.

(f) “Good Cause” shall have the meaning set forth in the Employment Agreement

(g) “Good Reason” shall have the meaning set forth in the Employment Agreement.

(h) “Maximum” shall mean, with respect to a Goal, the performance metric associated with that Goal under the column labeled “Maximum” on Exhibit A.

(i) “Performance Period” shall mean the period of time between January 1, 2005 through and including December 31, 2009.

(j) “Performance Period ROIC” shall mean the average of the Return on Invested Capital for each of the 20 quarterly periods during the Performance Period.

(k) “Performance Period WACC” shall mean the average of the Weighted Average Cost of Capital for each of the 20 quarterly periods during the Performance Period.

(l) “Performance Vesting Date” shall mean December 31, 2009.

(m) “REIT Peers” shall mean the ten largest publicly traded multi-family REITs (excluding the Company) as designated by the Company based on total market capitalization (including shares held by affiliates of such REIT) as determined on the last day of the Performance Period.

(n) “Relative TSR” shall mean the percentile ranking of the Company’s total Shareholder Return during the Performance Period measured against the total Shareholder Return of the REIT Peers during the Performance Period.

(o) “Reserve Contribution” shall mean for any particular Goal, if the Goal achieved as of the Performance Vesting Date is

(i) less than or equal to the Target, then zero,

(ii) greater than or equal to the Target and less than the Maximum, then the product of (x) the Weighting Factor of such Goal multiplied by (y) the proportion that the Goal achieved as of the Performance Vesting Date is between the Target and the Maximum, or

(iii) greater than the Maximum, then the Weighting Factor of such Goal.

(p) “Return on Invested Capital” shall mean, for a given period, the quotient of (x) the Company’s adjusted EBITDA during such period, as disclosed by the Company in its earnings releases as supplemental financial information, divided by (y) the average book capitalization for during such period.

(q) “Shareholder Return” shall mean, for any period, the percentage computed by taking the quotient of (x) the sum of the Stock Price on the last trading day of the period plus the dividends per share paid during such period divided by (ii) the Stock Price on the first trading day of such period.

(r) “Stock Price” shall mean, for a given day, the average of the closing prices of a share of Common Stock or the common stock of the relevant REIT Peer for the 20-trading-day period beginning 10 trading days prior to such date and ending 9 trading days after such date.

(s) “Target” shall mean, with respect to a Goal, the performance metric associated with that Goal under the column labeled “Target” on Exhibit A.

(t) “Threshold” shall mean, with respect to a Goal, the performance metric associated with that Goal under the column labeled “Threshold” on Exhibit A.

(u) “Vesting Contribution” shall mean for any particular Goal, if the Goal achieved as of the Performance Vesting Date is

(i) less than the Threshold, then zero,

(ii) greater than or equal to the Threshold and less than the Target, then the product of (x) the Weighting Factor of such Goal multiplied by (y) the sum of (i) 55.00% plus (ii) the product of (A) the proportion that the Goal achieved as of the Performance Vesting Date is between the Threshold and the Target multiplied by (B) 45.00%,

(iii) greater than or equal to the Target, then the Weighting Factor of such Goal.

(v) “Weighted Average Cost of Capital” shall mean, for a given period, the Company’s weighted average cost of capital (comprised of Common Stock, Preferred Stock and liabilities other than accounts payable and other similar short-term liabilities and accrued expenses) during such period.

(w) “Weighting Factor” shall mean, with respect to a Goal, the percentage associated with that Goal under the column labeled “Weighting Factor” on Exhibit A.

4.2. Vesting Performance Shares.

(a) The Shares that are not subject to vesting pursuant to Section 3, but excluding the Earned Dividend Shares (defined below) that shall vest in accordance with part (a) of the last sentence of Section 11.1, shall, subject to Sections 5 and 6, vest on the Performance Vesting Date with respect to that percentage (the “Vesting Contribution”) of the Shares determined pursuant to this Section 4.2.

(b) The Vesting Contribution shall be determined as of the Performance Vesting Date as soon as all of the information reasonably necessary for determining the Vesting Contribution is available (such date of determination, the “Vesting Determination Date”). If any of the information reasonably necessary for determining the Vesting Contribution is not available through the end of the last Relevant Year and is not expected to be available within 60 days of the Performance Vesting Date, then, with respect to such year (and only for that information that is not available), the year to date information available through the most recent quarter shall, if appropriate, be annualized and applied to the computations required by this Section 4 as though such information represented the information for the full year. The aggregate Vesting Contribution shall be computed as the sum of the Vesting Contribution for each of the Goals.

(c) The Committee shall have sole responsibility for determining and shall certify the computation of the Vesting Contributions and the amount of Shares that shall vest pursuant to this Section 4.2.

4.3. Grant and Issuance of Reserve Performance Shares.

(a) The Company has reserved for issuance to Employee up to                              shares of Common Stock (as adjusted for any stock splits, stock dividends, reclassifications or similar events) (the “Reserve Performance Shares”) to be granted and issued to Employee pursuant to this Section 4.3. If pursuant to the Company’s determination pursuant to Section 4.2 it is determined that any Goal achieved as of the Performance Vesting Date is greater than the Target for such Goal, then the Company shall grant and issue to Employee a number of the Reserve Performance Shares equal to the product of (x) the sum of the Reserve Contributions for each Goal multiplied by (y) the number of share the Company has reserved for issuance to Employee.

(b) If Employee shall be entitled to receive any Reserve Performance Shares, then the Company shall, promptly after the determination pursuant to Section 4.2, issue to Employee a stock certificate representing the number of Reserve Performance Shares determined in accordance with Section 4.3(a) (the “Reserve Certificate”). The Reserve Certificate shall not have endorsed thereon the legend set forth in Section 8 and the Company shall not retain or otherwise escrow or withhold the Reserve Certificate from Employee pursuant to this Agreement.

(c) For the sake of clarity, the term “Shares” as used in this Agreement shall not include the Reserve Performance Shares. Employee shall have no rights as a shareholder (including voting rights or rights to dividends) with respect to any Reserve Performance Shares until such time as they may become issuable pursuant to Section 4.3(a).

5. Vesting of Shares Upon Change in Employment Status.

5.1. Termination Without Cause, Resignation With Good Reason or Retirement. Notwithstanding Sections 3 and 4, if prior to the Performance Vesting Date Employee’s Employment Agreement and employment with the Company is terminated by Employee due to Good Reason or retirement on or after the Retirement Age, or by the Company for other than Good Cause, then effective as of the date of such termination a number of unvested Shares that otherwise could have vested pursuant to Sections 3, 4 and 11.1 shall vest in accordance with the formula set forth below:

X	=	A / 365 * 4% * (B - C)

Where,

A	=	the number of days that have elapsed between the Grant Date and the date of the termination of employment;

B	=	the number of Shares subject to this Agreement; and

C	=	the number of Shares that shall have vested pursuant to Section 3 prior to the date of the termination of employment.

5.2. Termination for Cause or Resignation Without Good Reason. Notwithstanding Sections 3 and 4, if Employee’s Employment Agreement and employment with the Company is terminated by the Company for Good Cause or Employee resigns without Good Reason prior to the Performance Vesting Date, all of the then-unvested Shares and any right to any Reserve Performance Shares shall be forfeited by Employee, ownership of all such unvested Shares shall transfer back to the Company and Employee shall have no further rights with respect to any of such unvested Shares or any Reserve Performance Shares.

5.3. Termination Upon Death or Disability. Notwithstanding Sections 3 and 4, if prior to the Performance Vesting Date Employee’s Employment Agreement and employment with the Company is terminated by Employee due to death or Disability, then effective as of the date of such termination of employment a number of unvested Shares that otherwise could have vested pursuant to Sections 3, 4, and 11.1 shall vest in accordance with the formula set forth below:

X	=	(A + 1) * 25% * (B - C)

Where,

A	=	the number of whole, non-fractional years (without giving effect to any rounding principles) that have elapsed between the Grant Date and the date of the termination of employment;

B	=	the number of Shares subject to this Agreement; and

C	=	the number of Shares that shall have vested pursuant to Section 3 prior to the date of the termination of employment.

5.4. Termination Following a Change in Control. If within 12 months after the effective date of a Change in Control (as defined in the Employment Agreement) Employee’s Employment Agreement and employment with (i) the Company, (ii) an affiliate of the Company (as such term is defined in the Exchange Act) or (iii) such entity that the Company has merged or consolidated with or an affiliate (as such term is defined in the Exchange Act) of such entity (such entity or affiliate in (i), (ii) or (iii), the “Continuing Employer”) is terminated by Employee for Good Reason or by the Continuing Employer without Good Cause, then, notwithstanding Sections 3 and 4, 100% of the then-unvested Shares that otherwise could have vested pursuant to Sections 3 and 4 shall automatically vest on the date of such termination of employment, provided, however, that if prior to such termination the outstanding shares of common stock of the Company shall been exchanged or converted into the right to receive other securities, cash or property, whether pursuant to a merger, consolidation or sale of all or substantially all of the assets of the Company (a “Conversion Event”), then each Share that could vest pursuant this Section 5.4 shall immediately after such Conversion Event represent the right to receive such other securities, cash or property that Employee would have received or been entitled to had such Share been outstanding immediately prior to such Conversion Event. Employee and Company agree that any termination of Employee’s Employment Agreement with the Company attendant to any Change in Control in which Employee is, in connection with such Change in Control, hired as an employee of a Continuing Employer shall not be deemed a termination of Employee’s Employment Agreement with a Continuing Employer for purposes of this Section 5.4 unless Employee resigns following the Change of Control for Good Reason.

6. Vesting of Shares and Issuance of Reserve Shares upon Committee Action. Notwithstanding Sections 3, 4 and 5, the Committee reserves its right, exercisable at its sole discretion, including under Section 4.2 of the Plan to accelerate the vesting of all or any portion of any unvested Shares or issue all or any portion of the Reserve Shares, including in connection with a Change in Control.

7. Restrictions Period. The period of time between the Grant Date and the date Shares become vested is referred to herein as the “Restriction Period.” Until a Share becomes vested in accordance with Section 3, 4, 5 or 6, neither such Share nor any beneficial interest therein shall be sold, transferred, assigned, pledged, encumbered or otherwise disposed of in any way at any time (including, without limitation, by operation of law) other than (i) to the Company or its assignees or (ii), after written notice to the Company identifying the transferee to the reasonable satisfaction of the Company, to an intervivos or testamentary trust for the benefit of the Employee and/or the Employee’s spouse during the Employee’s life or to such other person or persons (individually or as trustee or trustees of a trust), for estate planning or gifting purposes, as the Committee may specifically approve. Any permitted transferee of Shares or any interest therein shall be required as a condition of such transfer to agree in writing, in form satisfactory to the Company, that it shall receive and hold such Share or interest subject to the provisions of this Agreement, including but not limited to the forfeiture provisions hereof. For purposes of this Agreement, the term “Employee” shall include such a permitted transferee when appropriate.

8. Legend. All certificates representing any Shares which are not vested shall have endorsed thereon during the Restriction Period the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.

9. Retention of Certificate. The certificate or certificates evidencing any of the unvested Shares shall be deposited with the Secretary of the Company. The Shares may also be held in a restricted book entry account in the name of Employee. Such certificates or such book entry shares are to be held by the Company until termination of the Restriction Period, when they shall be released by the Company to Employee, provided that, if the number of the Shares ultimately vested in Employee as of the Vesting Determination Date is different than the Grant Amount, then the certificate originally issued shall be cancelled and a new certificate representing the number of the Shares that have vested in Employee shall be delivered to Employee and all of the unvested Shares outstanding immediately after the Vesting Determination Date shall be forfeited by Employee, ownership of all such unvested Shares shall transfer back to the Company and Employee shall have no further rights with respect to any of such unvested Shares.

10. Employee Shareholder Rights. During the Restriction Period, Employee shall have all the rights of a shareholder with respect to unvested Shares except for the right to transfer the Shares (as set forth in Section 7) and the right to receive dividends (subject to Section 11) with respect to such unvested Shares. Accordingly, Employee shall have the right to vote the Shares.

11. Dividends on Unvested Shares.

11.1. Notwithstanding Section 10, if the Company shall declare a cash dividend on shares of Common Stock at any time during the Performance Period, then a number of the Shares equal to (x)              minus (y) the number of Shares that shall have vested pursuant to Section 3 (the “Non Dividend Earning Shares”), shall not receive such dividend, however, the number of Shares subject to this Agreement shall be increased by and the Company shall issue to Employee (subject to Section 9) immediately after such dividend a number of shares of Common Stock equal to (x) the amount of cash dividends Employee would have received with respect to such Non Dividend Earning Shares if such dividend would have been paid with respect to such Non Dividend Earning Shares divided by (y) the closing price of a share of Common Stock on the payment date for such dividend. Of the shares of Common Stock which shall be made subject to this Agreement which are issuable in lieu of any cash dividend on the Non Dividend Earning Shares pursuant to the foregoing sentence (the “Earned Dividend Shares”), (a) 10% of such Earned Dividend Shares shall vest and become free of any restriction pursuant to this Agreement at the end of the Performance Period and (b) 90% of such Earned Dividend Shares shall vest pursuant to Section 4.2.

11.2. The Shares which are not Non Dividend Earning Shares are referred to in this Section 11.2 as “Dividend Earning Shares.” Notwithstanding Section 10, if the Company shall declare a cash dividend on shares of Common Stock at any time during the Performance Period, then Employee shall be entitled to then receive with respect to each Dividend Earning Share the amount of the cash dividend payable with respect to such Dividend Earning Share.

12. Changes in Capitalization. In the event that as a result of (a) any stock dividend, stock split or other change in the outstanding shares of Common Stock, or (b) any merger or sale of all or substantially all of the assets or other acquisition of the Company, and by virtue of any such change Employee shall in his/her capacity as owner of unvested Shares (the “Prior Stock”) be entitled to new or additional or different shares or securities, such new or additional or, different shares or securities shall thereupon be considered to be unvested Stock and shall be subject to all of the conditions and restrictions which were applicable to the Prior Stock pursuant to this Agreement.

13. Taxes. Employee shall be liable for any and all taxes, including withholding taxes, arising out of the grant, issuance or vesting of Shares or any grant or issuance of Reserve Performance Shares hereunder. Employee may elect to satisfy such withholding tax obligation by having the Company retain Shares or Reserve Performance Shares, if applicable, having a fair market value equal to the Company’s minimum withholding obligation. To minimum extent reasonably determined by the Company to be necessary, the Company shall defer delivery of vested Shares to avoid any adverse tax consequences to the Employee under Section 409A of the Internal Revenue Code of 1986, as amended. As of the date this Employment Agreement has been executed, it is not expected the preceding sentence would apply except potentially to Earned Dividend Shares to vest pursuant to part (a) of the last sentence of Section 11.1.

14. Fractional Shares. The Company shall not be required to deliver any fractional Shares that may vest or become issuable pursuant to this Agreement or record or issue any fractional Share that may be issuable pursuant to Section 11 or 12. In lieu of any delivery, recordation or issuance of any such fractional Share, the Company shall, at such time as such fractional Share would otherwise be deliverable, subject to recording or issuable, pay to Employee an amount in cash (rounded to the nearest whole cent) equal to product of (x) the Stock Price at such time multiplied by (y) the fraction of a Share to which Employee would otherwise be entitled.

15. Miscellaneous.

15.1. Acknowledgement Regarding SOX Section 304. Employee acknowledges that the Shares that may vest or the and Reserve Performance Shares that may be granted pursuant to this Agreement may be subject to forfeiture or Employee may be required to reimburse the Company for the value of such Shares and Reserve Performance Shares, if applicable, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under federal securities laws.

15.2. Transfers in Violation of Restrictions. The Company shall not be required (i) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

15.3. Further Assurances. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

15.4. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Employee at such Employee’s address then on file with the Company.

15.5. No Employment Guarantee. Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant Employee any right to remain in the employ of the Company and neither alters Employee’s at-will status.

15.6. Arbitration. This Agreement shall be governed by the arbitration provisions of the Employment Agreement, including the provision relating to recovery of reasonable attorneys’ fees, costs, and expenses.

15.7. Entire Agreement. This Agreement, including the Plan, and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BRE PROPERTIES, INC.	EMPLOYEE

EXHIBIT A

GOALS AND PERFORMANCE METRICS

Goal		Metric
Description	Weighting Factor	Threshold	Target	Maximum
FFO Growth	16.67%	5.00%	8.00%	14.00%
Relative TSR	33.33%	50th Percentile	70th Percentile	90th Percentile
Absolute TSR	22.22%	6.00%	9.00%	15.00%
EVA Spread	27.78%	+120 basis points	+150 basis points	+180 basis points